Exhibit 99.1

6480 Via Del Oro / San Jose, CA 95119 / +1-408-579-2800 / ExtremeNetworks.com

June 26, 2019

Dear Extreme Networks & Aerohive Networks partner communities;

Today we announced that we’ve agreed to acquire Aerohive Networks! We’ve heard from so many of our partners and distributors that there is pent-up customer demand for cloud-managed networks. And now, Extreme will have the most advanced, easy-to-use cloud platform in the industry’s fastest growing market segment. This will create new sales opportunities across every major industry we serve. You can understand why we’re excited!

For Aerohive Networks partners who may not know Extreme, we’re a software-driven networking company with an award-winning Extreme Partner Program, more than 30,000 customers, including half of the Fortune 50, facing some of the most demanding network environments in the world. We are global, committed to the channel, and operate in every major industry – but our world-class customer service gives us customer intimacy that is unmatched in networking. You will gain access to a broader portfolio of solutions to sell with a vendor that is not over-distributed and is focused on building highly profitable partnerships.

With this deal, we will add a leading cloud-management platform in the industry to our portfolio of software-driven networking solutions. As we strive to deliver more services over the network to improve business outcomes, Aerohive’s native cloud platform will be an integral part of our strategy. As your customers’ networks evolve, we will be in a position to offer more security and network management from the cloud along with more intelligence and automation at speed and scale.

Aerohive has the most advanced cloud-based network management and wireless networking platform in the industry, providing secure and robust coverage to large enterprises with some of the most sprawling, complex operations. We will have the industry’s largest cloud and data footprint with over 10,000 customer data sets that will allow us to optimize performance with the industry’s leading artificial intelligence and machine learning capabilities. In addition, we will be adding cloud-based network access control capabilities and software-defined WAN solutions. Learn more and access our partner FAQ here.

We are a partner-first organization and are committed to the success of our partners, both new and existing. We anticipate closing in Extreme’s first quarter of the fiscal year 2020 and look forward to introducing our expanded range of solutions in the near future.

Best regards,

Ed Meyercord

President & CEO

Extreme Networks

Additional Information and Where to Find It

The description contained herein is for informational purposes only and is not a recommendation, an offer to buy or the solicitation of an offer to sell any shares of Aerohive’s common stock. The tender offer for the outstanding shares of Aerohive’s common stock described in this report has not commenced. At the time the tender offer is commenced, Extreme will file or cause to be filed a Tender Offer Statement on Schedule TO with the SEC and Aerohive will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. The Tender Offer Statement (including an Offer to Purchase, a related Letter of Transmittal and other tender offer documents) and the Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Aerohive’s stockholders at no expense to them. In addition, all of those materials (and any other documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication may constitute “forward-looking statements”. Forward-looking statements may be typically identified by such words as “may,” “will,” “could,” “should,” “expect,” “anticipate,”

6480 Via Del Oro / San Jose, CA 95119 / +1-408-579-2800 / ExtremeNetworks.com

“plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although Extreme and Aerohive believe that the expectations reflected in the forward-looking statements are reasonable, any or all of such forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed and there can be no assurance that the actual results or developments anticipated by such forward looking statements will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Extreme, Aerohive or their respective businesses or operations.

Factors which could cause actual results to differ from those projected or contemplated in any such forward-looking statements include, but are not limited to, the following factors: (1) the risk that the conditions to the closing of the transaction are not satisfied, including the risk that Purchaser may not receive sufficient number of shares tendered from Aerohive stockholders to complete the tender offer; (2) litigation relating to the transaction; (3) uncertainties as to the timing of the consummation of the transaction and the ability of each of Aerohive and Extreme to consummate the transaction; (4) risks that the proposed transaction disrupts the current plans and operations of Aerohive or Extreme; (5) the ability of Aerohive to retain and hire key personnel; (6) competitive responses to the proposed transaction; (7) unexpected costs, charges or expenses resulting from the transaction; (8) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; (9) Extreme’s ability to achieve the growth prospects and synergies expected from the transaction, as well as delays, challenges and expenses associated with integrating Aerohive with its existing businesses; and (10) legislative, regulatory and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in Aerohive’s recent Quarterly Report on Form 10-Q, Extreme’s most recent Quarterly Report on Form 10-Q, and Aerohive’s and Extreme’s more recent reports filed with the SEC. Aerohive and Extreme can give no assurance that the conditions to the transaction will be satisfied. Neither Aerohive nor Extreme or its subsidiaries undertakes any intent or obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Aerohive is responsible for information in this Current Report on Form 8-K concerning Aerohive, and Extreme is responsible for information in this Current Report on Form 8-K concerning Extreme or its subsidiaries.

Extreme’s Quarterly Report on Form 10-Q filed on May 10, 2019 and other filings with the SEC (which may be obtained for free at the SEC’s website at http://www.sec.gov) discuss some of the important risk factors that may affect Extreme’s business, results of operations and financial condition. Extreme undertakes no intent or obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.